Exhibit 99.1
Contact:
Jennifer Flachman
Director of Investor Relations
AMERCO
(602) 263-6601
Flachman@amerco.com

AMERCO SHAREHOLDER RIGHTS PLAN TERMINATED

Reno, Nev. (March 10, 2008) -- AMERCO (Nasdaq: UHAL) announced today that as part of the Company’s continuing efforts to employ best practices in corporate governance, it’s Board of Directors has voted to terminate the shareholder rights plan (commonly known as a “poison pill”) effective as of March 5, 2008.

"The Board’s decision to terminate the poison pill is in line with our efforts to develop exceptional corporate governance practices and build shareholder value," said Joe Shoen, chairman of AMERCO.

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., North America’s largest “do-it-yourself” moving and storage operator, AMERCO Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company.

Since 1945, U-Haul has been the first choice of do-it-yourself movers, with a network of more than 15,950 locations in all 50 United States and 10 Canadian provinces. U-Haul customers' patronage has enabled the U-Haul fleet to grow to more than 100,000 trucks, 78,500 trailers and 31,100 towing devices. U-Haul offers more than 389,000 rooms and more than 34 million square feet of storage space at more than 1,055 owned and managed facilities throughout North America. U-Haul is the consumer’s number one choice as the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul supplies alternative-fuel for vehicles and backyard barbecues as one of the nation’s largest retailers of propane.

Certain of the statements made in this press release regarding our business constitute forward-looking statements as contemplated under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. For a brief discussion of the risks and uncertainties that may affect AMERCO’s business and future operating results, please refer to our Form 10-Q for the quarter ended December 31, 2007, which is on file with the SEC.

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